Prospectus Supplement No. 1 (To Prospectus Dated September 29, 2014)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-192649

LION BIOTECHNOLOGIES, INC.

Common Stock

This Prospectus Supplement supplements, and should be read in conjunction with, our Prospectus dated September 29, 2014 (the “Prospectus”). This Prospectus Supplement must be delivered with the Prospectus.

The information in the Prospectus in the section titled “Selling Stockholders” is amended by this Prospectus Supplement to reflect the transfer by the Estate of Herbert Hillsberg to Mr. Hillsberg’s surviving wife, Madeline Hillsberg, of 50,000 shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 11, 2015.

SELLING STOCKHOLDERS

SUPPLEMENTAL INFORMATION

The table beginning on page 57 of the Prospectus in the section titled “Selling Stockholders” is amended as follows.

The table is hereby revised to reflect the transfer of 50,000 shares of our common stock from the Estate of Herbert Hillsberg to Madeline Hillsberg, who is Mr. Hillsberg’s surviving wife. Madeline Hillsberg shall henceforth be treated as a selling stockholder for purposes of the Prospectus. The beneficial ownership information for the selling stockholder listed below is as of March 11, 2015.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering
Selling Stockholder	Number of Shares	Percent	Number of Shares Being Offered	Number of Shares	Percent

Madeline Hillsberg	50,000	Under 1.0%	50,000	0	-